Exhibit 1

Media Release

8 November 2006

Westpac New Zealand Appointment

Westpac today announced the appointment of a new CEO for Westpac New Zealand.

Brad Cooper, currently Chairman GE Capital Bank and CEO of GE Money’s UK & Ireland business, will replace Ann Sherry whose term will end in early 2007.

Westpac CEO, David Morgan, said that Ms Sherry had indicated earlier this year that she wanted to return to Australia after the successful completion of the local incorporation of the New Zealand business. Westpac New Zealand began operating as an incorporated entity on 1 November.

“For four years Ann has steered our New Zealand business through a very challenging time.  In particular, Ann was successful in managing a number of regulatory issues, including local incorporation.

“Ann is also driving a reinvigoration of the consumer banking business. I am pleased that she is able to continue to lead our New Zealand business until Brad’s commencement with us,” Dr Morgan said.

Mr Cooper, 44, has extensive financial services experience including the last eight years with General Electric in senior leadership roles.

He joined GE Australia in 1998 as Director Consumer Finance Australia and in 1999 was promoted to Managing Director, GE Consumer Finance for Australia and New Zealand.

In 2001 he was appointed to GE’s UK senior team as Director Six Sigma Quality, UK.  In 2003 Mr Cooper was appointed CEO, GE Consumer Finance UK and in 2004, Chairman GE Capital Bank and CEO GE Money UK and Ireland.

“Brad is a recognised leader in global financial services.  He has held a variety of diverse roles beginning his career at Avco Financial Services including roles in branch management, sales and operations, as well as leading major change programs.  In particular, Brad comes out of the UK market where margin pressure and competitive issues are similar to those that we have seen in New Zealand.

“I am confident he will bring to Westpac customer and operational excellence. Brad has worked in both the Australian and New Zealand markets and enhances Westpac’s executive team,” Dr Morgan said.

Mr Cooper’s appointment is subject to regulatory approval.

Ends.

For Further Information

David Lording

Westpac Media Relations

Ph: 02 8253 3510

Mb: 0419 683 411